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SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
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FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 15, 2012

EVANS & SUTHERLAND COMPUTER CORPORATION
(Exact Name of Registrant as Specified in Charter)

Utah	001-14677	87-0278175
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

770 Komas Drive, Salt Lake City, Utah	84108
(Address of Principal Executive Offices)	(Zip Code)

(801) 588-1000
(Registrant’s telephone number, including area code)
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Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14.a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a)	Resignation of Director

On November 15, 2012, David Coghlan, Chairman of the Board of Directors (the “Board”) of Evans & Sutherland Computer Corporation (the “Company”), resigned from his positions  as Chairman of the Board, member of the Board and member of the Audit Committee, Compensation and Stock Options Committee and Nominating and Governance Committee of the Board, effective at the conclusion of the Company’s Meeting of Directors on November 15, 2012.  Mr. Coghlan, who is a resident of the United Kingdom, has served on the Board for ten years, the most recent seven of those years as Chairman. The Board accepted Mr. Coghlan’s retirement on November 15, 2012. Mr. Coghlan’s retirement was due to increasing time constraints of other business interests in Europe and was not a result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.  The remaining Board will act as a Chairman in kind until such time as a new Chairman of the Board of Directors is appointed.

Also on November 15, 2012, the Board elected L. Tim Pierce as a director effective November 15, 2012. Mr. Pierce will also serve as a member of the Company’s Audit Committee, the Compensation and Stock Options Committee and Nominating and Corporate Governance Committee.

There is no arrangement or understanding between Mr. Pierce and any other person pursuant to which Mr. Pierce was selected to serve as a director of the Company, nor does Mr. Pierce have a family relationship with any director, executive officer or person nominated as such of the Company.

Since the beginning of the Company’s last fiscal year, there was no transaction or series of similar transactions, nor is there any currently proposed transaction or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party in which Mr. Pierce, or members of his immediate family, had or will have a direct or indirect material interest.  In connection with his appointment to the Company’s Board of Directors, Mr. Pierce will be granted an option to purchase 10,000 shares of the Company’s common stock pursuant to the terms of the Company’s current stock option plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 16, 2012	EVANS & SUTHERLAND COMPUTER CORPORATION

By:	/s/ Paul Dailey
Name:	Paul Dailey
Its:	Chief Financial Officer and Corporate Secretary